Exhibit 5.2

CONSENT OF OSLER, HOSKIN & HARCOURT LLP

March 5, 2018

We hereby consent to the references to our name contained in the heading “Legal Matters” in the prospectus included in the Registration Statement on Form F-10 dated March 5, 2018 and the amendments thereto relating to the public offering of securities of Kinross Gold Corporation.

Sincerely,

/s/ Osler, Hoskin & Harcourt LLP

OSLER, HOSKIN & HARCOURT LLP